EXHIBIT 99.1


Contact:                                                             Investors:
PXRE Group Ltd.                                                  KCSA Worldwide
John Modin                                                       Michael Cimini
Chief Financial Officer                                            212-896-1233
441-296-5858                                                   mcimini@kcsa.com
                                                               ----------------
john.modin@pxre.com
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PXRE Group Ltd.                                         [N E W S  R E L E A S E]

PXRE House
110 Pitts Bay Road, Pembroke HM 08                            [GRAPHIC OMITTED]
Bermuda
441 296 5858
441 296 6162 FAX


                PXRE GROUP PRICES $125 Million EQUITY OFFERING

                         _____________________________

 Proceeds to Increase Underwriting Capacity of Bermuda Reinsurance Subsidiary


HAMILTON, Bermuda -- (PR Newswire) - November 18, 2004 -- PXRE Group Ltd. (NYSE: PXT) today announced that it has priced a public offering of 5,251,686 shares of common stock at $23.75 per share, consisting of 3,724,803 shares offered by the Company and 1,526,883 shares offered by certain selling shareholders.

Net proceeds to PXRE will be approximately $83 million. The Company will not receive any of the proceeds from the sale of shares by the selling shareholders. PXRE expects to contribute the net proceeds to PXRE Reinsurance Ltd, its Bermuda reinsurance subsidiary, to support the underwriting of additional reinsurance business during the January 1, 2005 renewal period and throughout the balance of 2005.

Credit Suisse First Boston. acted as bookrunning lead manager for the offering. Keefe, Bruyette & Woods served as joint lead manager. Dowling & Partners Securities, LLC, Fox-Pitt, Kelton and Lazard served as co-managers. The Company has granted the underwriters an option to purchase up to an additional 787,753 common shares, consisting of 657,318 shares from the Company and 130,435 from certain selling shareholders, solely to cover overallotments, if any. The Company would not receive any of the proceeds from the sale of shares by selling shareholders. Net proceeds to the Company would increase to $97.9 million if the underwriters were to exercise the overallotment option in full.

Copies of the final prospectus relating to the offering may be obtained from the offices of Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, NY 10010, (212) 325-2580 and Keefe Bruyette & Woods, 787 Seventh Avenue, New York, NY 10019, (212) 887-7777.

PXRE - with operations in Bermuda, Barbados, the United States and Europe - provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol "PXT."


Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as "intend," "believe," "anticipate," or "expects" or variations of such words or similar expressions are based on current expectations, speak only as of the date hereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, these forward-looking statements in this report should not be considered as a representation by us or any other person that the Company's objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) because of exposure to catastrophes, PXRE's financial results may vary significantly from period to period; (ii) The Company may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (iii) PXRE operates in a highly competitive environment; (iv) reinsurance prices may decline, which could affect the Company's profitability; (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties; (vi) reserving for losses includes significant estimates which are also subject to inherent uncertainties; (vii) a decline in the credit rating assigned to the Company's claim-paying ability may impact its potential to write new or renewal business; (viii) a decline in the Company's ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us; (ix) The Company's investment portfolio is subject to market and credit risks which could result in a material adverse impact on its financial position or results; (x) because PXRE depends on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and the Company's reliance on reinsurance brokers exposes us to their credit risk; (xi) The Company may be adversely affected by foreign currency fluctuations; (xii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xiii) the impairment of the Company's ability to provide collateral to cedents could affect its ability to offer reinsurance in certain markets; (xiv) the reinsurance business is historically cyclical, and the Company may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, PXRE may have a shortage of underwriting capacity when premium rates are strong; (xv) regulatory constraints may restrict the Company's ability to operate its business; (xvi) contention by the United States Internal Revenue Service that the Company or its offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the Company's financial position or results; and
(xvii) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on the Company's financial position or results. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.


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